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WANDEL & GOLTERMANN TECHNOLOGIES, INC.
EXHIBIT 11 - SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 1996
(In thousands, except earnings per share)

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


                                                                       1996            1995             1994
                                                                   -----------------------------------------------
Net income used for primary and fully diluted per share amounts          $5,152          $1,036            $3,526
                                                                   =============   =============    ==============

         Primary

Weighted average number of common shares outstanding                      5,168           5,209             4,396

Add  - Shares of common stock assumed issued upon exercise of options and upon purchase of shares with prepaid contributions to the Employee Stock
     Purchase Plan using the "treasury stock" method as it applies to the computation
     of primary income per share                                             63              36                 2
                                                                   -------------   -------------    --------------

Weighted average number of shares used in calculations
     of primary income per share                                          5,231           5,245             4,398
                                                                   =============   =============    ==============

Primary net income per common share                                     $  0.98         $  0.20           $  0.80
                                                                   =============   =============    ==============

         Fully Diluted

Weighted average number of common shares outstanding                      5,168           5,209             4,396

Add  - Shares of common stock assumed issued upon exercise of options and upon purchase of shares with prepaid contributions to the Employee Stock
     Purchase Plan using the "treasury stock" method as it applies to the computation
     of fully diluted income per share                                       63              29                (8 )
                                                                   -------------   -------------    ----------------

Weighted average number of shares used in calculations of fully
     diluted income per share                                             5,231           5,238             4,388
                                                                   =============   =============    ================

Fully diluted net income per common share                               $  0.98         $  0.20           $  0.80
                                                                   =============   =============    ================

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